

Avery Singer
(b. 1987)



78 × 61 in

This piece was featured in Singer's international museum exhibition, "Sailor" in 2016. We won it at Christie's NYC auction in May 2024 at an attractive price compared to the most recent similar sales of $1.8mm ('23), $3mm in ('22) and $1.8mm in ('22).

INVESTMENT THESIS

Initial Offering Price
$1,057,000

Offering Circular
sec.gov

Similar Sales | Record Price



$3.0m
$2.5m
$2.0m
$1.5m
$1.0m
$0.5m
18
19
20
21
22
23

Price Appreciation of Similar Works
43.8%

Sharpe Ratio (2021-2023) watch video

Avery Singer	Not enough data
S&P 500	0.54

21% Progress

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Avery Singer
(b. 1987)

Why we like this offering

1. The Artwork is a compelling example of Avery Singer's airbrushed, graphic figurative paintings that allude to the digital world as well as art historical movements like Cubism.
2. Auction records for artworks similar in scale, style, and period are led by *Untitled* (2017), which sold for $2,808,972 at Christie's in May 2022, followed by *Untitled* (2017), which sold for $1,755,129 at Christie's in November 2023, and *Untitled* (2015), which sold for $1,724,000 at Phillips in November 2022.
3. Six of Singer's top ten price records at auction have been achieved since the beginning of 2022 - works both similar and dissimilar to ours.
4. The Artwork was included in her first exhibition in Austria, which occurred in 2016.
5. The Artwork is part of a body of work Avery Singer made in which the figures are dramatically posed and closely cropped. These compositions reference the compositions and narratives of classical art historical paintings.
6. The Artwork has been held in the same private collection since it was sold by Hauser & Wirth.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2024 Total Auction Sales	2024 Auction Lots Sold	All Time Record Price
$3,464,354	3	$4,300,000

Turnover by Year


15M
11.3M
7.5M
3.8M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned


Sold
Unsold
20
15
10
5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$1,057,000**
Offering Circular	sec.gov/edgar

Painting



About Avery Singer

Avery Singer (b. 1987, New York) is a prolific contemporary artist who expands the definition of a painting by incorporating new digital illustration techniques onto hand-painted canvases. She developed a unique airbrushed geometric style, which uses computer programming software and industrial materials to obscure the presence of her physical intervention on hand-painted canvases. Humor and absurdism, as they relate to art history and contemporary culture, also play an active role in the artist's conceptual practice.

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AVERY SINGER



Oil on board | 78 × 61 in.

Avery Singer is a prolific contemporary artist who expands the definition of a painting by incorporating new digital illustration techniques onto hand-painted canvases.

$1,057,000
INITIAL OFFERING

43.8%
ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

123.2%
ANNUAL APPRECIATION OF RECORD PRICES[3]

The Artwork is a compelling example of Avery Singer's airbrushed, graphic figurative paintings that allude to the digital world as well as art historical movements like Cubism. Avery Singer develops her vectorized figures in the computer application SketchUp, and then convincingly replicates the look of a digital vector image manually on canvas with an airbrush machine and masking tape. The Artwork is part of a body of work Avery Singer made in which the figures are dramatically posed and closely cropped. These compositions reference the compositions and narratives of classical art historical paintings. The Artwork was included in her first exhibition in Austria, which occurred in 2016. The Artwork is a large-scale, vertically-oriented composition in Avery Singer's signature airbrushed, graphic style of a blue head with a white hand against its face against a black background. The figure is duplicated from another angle, as if refracted off an invisible angled mirror. Auction records for artworks similar in scale, style, and period are led by Untitled (2017), which sold for $2,808,972 (HKD 22,050,000) at Christie's Hong Kong on May 26, 2022, followed by Untitled (2017), which sold for $1,755,129 (HKD 13,685,000) at Christie's Hong Kong on November 28, 2023, and Untitled (2015), which sold for $1,724,000 at Phillips New York on November 15, 2022.

In 2020, Avery Singer signed with Hauser & Wirth, becoming the youngest artist to be represented by the influential mega-gallery. She has been the subject of solo exhibitions at the Kunsthalle Zurich, Hammer Museum in Los Angeles, Vienna Secession, and Museum Ludwig in Cologne, among numerous other prestigious institutions. Her work is also held in several renowned public collections, including the Institute of Contemporary Art in Miami, Art Institute of Chicago, Whitney Museum of American Art in New York, and Stedelijk Museum in Amsterdam. Her international institutional success is also reflected in her universal market appeal, with top sales in both New York and Hong Kong. The artist's top ten auction records have all been set since May 2021, with six of the top ten price records achieved in 2022 and 2023. Singer's auction records are led by Happening (2014), which sold for $5,253,000 at Sotheby's New York on May 19, 2022, followed by Untitled (Tuesday) (2017), which sold for $4,498,457 (HKD 35,050,000) at Christie's Hong Kong on December 1, 2021, and Untitled (2018), which sold for $4,144,000 at Phillips New York on June 23, 2021.

SINGER'S AUCTION RECORDS ARE LED BY HAPPENING (2014), WHICH SOLD FOR $5,253,000 AT SOTHEBY'S NEW YORK ON MAY 19, 2022, FOLLOWED BY UNTITLED (TUESDAY) (2017), WHICH SOLD FOR $4,498,457 (HKD 35,050,000) AT CHRISTIE'S HONG KONG ON DECEMBER 1, 2021, AND UNTITLED (2018), WHICH SOLD FOR $4,144,000 AT PHILLIPS NEW YORK ON JUNE 23, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$2,978,186
$2,808,971
$1,724,000
$1,755,129
$1,347,446
$642,639
$591,000
$435,000
$318,247
1/1/2019
1/1/2020
1/1/2021
1/1/2022
1/1/2023
Implied Historical Growth

Avery Singer (b. 1987, New York, NY) is a prolific contemporary artist who expands the definition of a painting by incorporating new digital illustration techniques onto hand-painted canvases. Singer, whose parents, Janet Kusmierski and Greg Singer, are both artists, was encouraged to pursue her creative interests in photography, film, and drawing at a young age. She studied abroad at the Städelschule, Frankfurt am Main, in 2008, and received her bachelor's of fine arts from Cooper Union in New York in 2010. While a student, she explored performance, video, carpentry, metal casting, and welding. It was not until shortly after she graduated that she discovered the artistic potential of Google SketchUp, a 3D modeling program frequently used for exhibition design. She developed a unique airbrushed geometric style, which uses computer programming software and industrial materials to obscure the presence of her physical intervention on hand-painted canvases. Humor and absurdism, as they relate to art history and contemporary culture, also play an active role in the artist's conceptual practice. References to influential art historical movements in Modernism like Constructivism, Futurism, and Cubism feature heavily in her blocky style and figurative compositions. In 2013, Singer attended the prestigious Skowhegan School of Painting and Sculpture, Skowhegan, Maine. That same year, she held her first solo exhibition at Kraupa-Tuskany Zeidler in Berlin. Titled The Artists, the works in this exhibition parodied artistic tropes like artistic bravado, inebriation, and narcissism. In 2019, her first self-portrait, Self Portrait (Summer 2018) (2018), was exhibited at the 58th Venice Biennale in the central pavilion alongside works by renowned artists like George Condo and Anthea Hamilton. She has been recognized internationally for her contributions to contemporary art and received the Louis Comfort Tiffany Foundation Biennial Award in 2015, the Jean-François Prat Prize in 2017, and the Cooper Union Visionary Award for Trailblazing in 2020. Singer continues to live and work in New York City.





AVERY SINGER



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Avery Singer with the following criteria: Artworks created before 2018 that measure between 40 inches by 40 inches and 85 inches by 85 inches, excluding works on paper. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 43.8% CAGR implied from selected sales occurring from September 25, 2018, to November 28, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Avery Singer have a record price compound annual growth rate ("CAGR") of 123.2% from October 6, 2017 to December 31, 2023. This calculation is based on (i) a record price of $28,711 on October 6, 2017, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $4,300,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

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